As filed with the Securities and Exchange Commission on June 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOPRO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0629474
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 Clearview Way

San Mateo, CA 94402

(Address of Principal Executive Offices) (Zip Code)

2010 Equity Incentive Plan

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full Title of the Plans)

Nicholas Woodman

Chief Executive Officer

GoPro, Inc.

3000 Clearview Way

San Mateo, CA 94402

(Name and Address of Agent For Service)

(650) 332-7600

(Telephone Number, including area code, of agent for service)

Copies to:

Sharon Zezima, Esq. GoPro, Inc. 3000 Clearview Way San Mateo, CA 94402 (650) 332-7600	Daniel J. Winnike, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share
- To be issued under the 2014 Equity Incentive Plan	13,809,488(2)	$24.00(3)	$331,427,712.00	$42,688
- To be issued under the 2014 Employee Stock Purchase Plan	3,367,557(4)	$24.00(5)	$80,821,368.00	$10,410
- Outstanding under the 2010 Equity Incentive Plan	33,651,916(6)	— (7)	—	—
Class B common stock, $0.0001 par value per share			$161,718,442	$20,830
- Outstanding under the 2010 Equity Incentive Plan	33,651,916(8)	$4.81(9)
TOTAL	84,480,877		$573,967,522	$73,928

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A or Class B common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A or Class B common stock.
(2)	Shares of Class A common stock reserved for issuance under the 2014 Equity Incentive Plan (“2014 Plan”) consist of (a) 13,470,229 shares of Class A common stock reserved to be issued under the 2014 Plan and (b) 339,259 shares of Class A common stock previously reserved but unissued under the 2010 Equity Incentive Plan (“2010 Plan”) that are now available for issuance under the 2014 Plan. To the extent outstanding awards under the 2010 Plan are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2010 Plan, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2014 Plan. See footnote 6 below.
(3)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on or around June 26, 2014 pursuant to Rule 424(b) under the Securities Act.
(4)	Represents shares reserved for issuance under the 2014 Employee Stock Purchase Plan (“Purchase Plan” and together with the 2010 Plan and the 2014 Plan, the “Plans”) as of the date of this Registration Statement.
(5)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Purchase Plan.
(6)	Represents shares of the Registrant’s Class A common stock reserved for issuance upon conversion of Class B common stock underlying stock options and restricted stock units outstanding under the 2010 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to awards under the 2010 Plan, which are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2010 Plan, instead will be available for issuance as Class A common stock under the 2014 Plan. See footnote 2 above.
(7)	Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(8)	Represents shares of Class B common stock reserved for issuance pursuant to stock options and restricted stock units outstanding under the 2010 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to stock options or restricted stock units under the 2010 Plan that are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2010 Plan will be available for issuance as Class A common stock under the 2014 Plan. See footnote 2 above.
(9)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2010 Plan granted by the Registrant as of the date of this Registration Statement.

PART I

Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 have been or will be sent or given by GoPro, Inc. (“Registrant”) to participants in the Plans in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 have been or will be sent or given by the Registrant to participants in the Plans in accordance with Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	the Registrant’s prospectus filed on or around June 26, 2014 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-196083) (the “Form S-1”); and

(b)	the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36514) filed with the Commission on June 20, 2014, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Fenwick & West LLP, Mountain View, California, will pass upon the validity of the issuance of the shares of Registrant’s Class A and Class B common stock offered hereby. As of the date of this Registration Statement, Fenwick & West LLP beneficially owns an aggregate of 26,015 shares of the Registrant’s Class B common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or the Board of Directors of a corporation to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the certificate of incorporation of the Registrant contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; (ii) the Registrant may enter into indemnification contracts with any director, officer, employee or agent of the Registrant; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and (iv) the rights conferred in the bylaws are not exclusive.

In addition, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant currently carries liability insurance for its directors and officers.

Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

The indemnification provision in the Registrant’s certificate of incorporation and bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation of the Registrant, as currently in effect.					X

4.2	Form of Restated Certificate of Incorporation of the Registrant, to be filed immediately after the closing of the offering covered by the Form S-1.	S-1	333-196083	3.02	May 19, 2014

4.3	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-196083	3.03	May 19, 2014

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately after the closing of the offering covered by the Form S-1.	S-1	333-196083	3.04	May 19, 2014

4.5	Specimen of Class A Common Stock Certificate of the Registrant.	S-1	333-196083	4.01	May 19, 2014

4.6	2010 Equity Incentive Plan, as amended, and form of stock option agreement and restricted stock unit agreement.	S-1/A	333-196083	10.02	June 11, 2014

4.7	2014 Equity Incentive Plan and forms thereunder.	S-1/A	333-196083	10.03	June 11, 2014

4.8	2014 Employee Stock Purchase Plan and forms thereunder.	S-1/A	333-196083	10.04	June 11, 2014

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of PricewaterhouseCoopers, independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (incorporated by reference to Page II-6 of this Registration Statement).					X

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant, GoPro, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on June 25, 2014.

GOPRO, INC.

By:	/s/ Nicholas Woodman
Nicholas Woodman Chief Executive Officer

Power of attorney

KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Nicholas Woodman and Jack Lazar, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name		Title	Date

By:	/s/ Nicholas Woodman Nicholas Woodman	Chief Executive Officer and Chairman (Principal Executive Officer)	June 25, 2014

By:	/s/ Jack Lazar Jack Lazar	Chief Financial Officer (Principal Financial and Accounting Officer)	June 25, 2014

By:	/s/ Anthony Bates Anthony Bates	President and Director	June 25, 2014

By:	/s/ Michael Marks Michael Marks	Director	June 25, 2014

By:	/s/ John Ball John Ball	Director	June 25, 2014

By:	/s/ Edward Gilhuly Edward Gilhuly	Director	June 25, 2014

By:	/s/ Kenneth Goldman Kenneth Goldman	Director	June 25, 2014

By:	/s/ Peter Gotcher Peter Gotcher	Director	June 25, 2014

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation of the Registrant, as currently in effect.					X

4.2	Form of Restated Certificate of Incorporation of the Registrant, to be filed immediately after the closing of the offering covered by the Form S-1.	S-1	333-196083	3.02	May 19, 2014

4.3	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-196083	3.03	May 19, 2014

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately after the closing of the offering covered by the Form S-1.	S-1	333-196083	3.04	May 19, 2014

4.5	Specimen of Class A Common Stock Certificate of the Registrant.	S-1	333-196083	4.01	May 19, 2014

4.6	2010 Equity Incentive Plan, as amended, and form of stock option agreement and restricted stock unit agreement.	S-1/A	333-196083	10.02	June 11, 2014

4.7	2014 Equity Incentive Plan and forms thereunder.	S-1/A	333-196083	10.03	June 11, 2014

4.8	2014 Employee Stock Purchase Plan and forms thereunder.	S-1/A	333-196083	10.04	June 11, 2014

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of PricewaterhouseCoopers, independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (incorporated by reference to Page II-6 of this Registration Statement).					X